EXHIBIT 10.1

FINANCING AGREEMENT

          Financing Agreement, dated as of March 31, 2005, by and among Horizon Offshore, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages hereto (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), the investors from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Manchester Securities Corp., a New York corporation (“Manchester”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and Manchester, as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

          A. The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan A facility in the aggregate principal amount not to exceed $30,000,000, and (b) a term loan B facility in an aggregate principal amount not to exceed $40,000,000. Certain existing indebtedness of the Borrower will be converted into, and deemed to have been made as, the term loans hereunder and the proceeds of the term loans shall be used to refinance certain existing indebtedness of the Borrowers, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

          B. The CIT Lender (as hereinafter defined), Horizon Vessels, Inc., as the borrower, and the Parent and Horizon Offshore Contractors, Inc., as the guarantors, are parties to that certain Revolving CIT Loan Agreement (as hereinafter defined).

          C. Pursuant to that certain Master Assignment of Notes, Security Instruments and Liens dated as of even date herewith by and among the CIT Lender, Horizon Vessels, Inc., Horizon Offshore Contractors, Inc., and the Parent in favor of Manchester, as Collateral Agent and Administrative Agent for the Lenders (the “Master Assignee”), the CIT Lender assigned all of its rights and obligations under the Revolving CIT Loan Agreement and the documents related thereto (to the extent constituting “Assigned Rights” as referred to therein) to Manchester, as Master Assignee.

          D. The Borrowers, the Guarantors, the Lenders and Manchester, as Master Assignee, Collateral Agent and Administrative Agent, have agreed to amend and restate the Revolving CIT Loan Agreement to provide for such amendments as are, and to otherwise evidence their respective agreements, set forth in this Agreement, which Agreement shall become effective upon the satisfaction or waiver of certain conditions precedent set forth herein.

          E. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Revolving CIT Loan Agreement or evidence payment of all or any of such obligations and liabilities, that this Agreement amend and restate in its entirety the Revolving CIT Loan Agreement, and that from and after the Effective

Date (as hereafter defined) the Revolving CIT Loan Agreement be of no further force or effect except as to evidence the incurrence of the “Obligations” thereunder and the representations and warranties made thereunder.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and subject to the satisfaction of the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN TERMS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

          “Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

          “Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

          “Action” has the meaning specified therefor in Section 12.12.

          “Administrative Agent” has the meaning specified therefor in the preamble hereto.

          “Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

          “Administrative Borrower” has the meaning specified therefor in Section 12.16.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

          “After Acquired Property” has the meaning specified therefor in Section 7.01(o).

          “Agent” has the meaning specified therefor in the preamble hereto.

          “Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          “Applicable Prepayment Premium” means, as of any date of determination, an amount equal to:

     (1) in the case of a voluntary prepayment of the Term Loan A pursuant to Section 2.05(b)(i), 1% times the amount of the reduction of the Term Loan A prepaid on the date immediately prior to the date of determination,

     (2) in the case of a voluntary prepayment of the Term Loan B pursuant to Section 2.05(b)(ii), 1% times the amount of the Term Loan B prepaid on the date immediately prior to the date of determination, and

     (3) in the case of the prepayment of the Loans and the termination of this Agreement pursuant to Section 2.05(b)(iii), 1% times the sum of (i) the outstanding principal balance of the Term Loan A on the day immediately prior to the date of determination, plus (ii) the outstanding principal balance of the Term Loan B on the date immediately prior to the date of determination.

          “Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit H hereto or such other form acceptable to the Collateral Agent.

          “Assignment of Charter Hire and Earnings” means an assignment of charter hire and earnings, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party to the Collateral Agent with respect to an Eligible Vessel.

          “Assignment of Insurance” means an assignment of insurance, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party to the Collateral Agent with respect to an Eligible Vessel.

          “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person, or, in the case of the Loan Parties incorporated under the laws of the United Mexican States, the president of the board of managers or holder of a power for acts of ownership to act on behalf of such Person.

          “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

          “Blocked Account Agreement” means a blocked account agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party, such

Loan Party’s bank or financial institution at which is maintained the account to which such blocked account agreement is subject and the Collateral Agent.

          “Board” means the Board of Governors of the Federal Reserve System of the United States.

          “Borrower” has the meaning specified therefor in the preamble hereto.

          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

          “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

          “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          “Cash Interest” means the cash portion of Interest Expense.

          “CIT Agent” and “CIT Lender” means The CIT Group/Equipment Financing, Inc.

          “CIT Indebtedness” means the Indebtedness of Horizon Vessels, Inc., a Delaware corporation and Horizon Offshore Contractors, Inc., a Delaware corporation owing to the CIT Agent or any of the lenders under the CIT Loan Documents.

          “CIT Loan Agreement” means the Loan Agreement dated as of December 30, 1998, among Horizon Vessels, Inc. and Horizon Offshore Contractors, Inc., as the borrowers and the CIT Lender, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.02(m).

          “CIT Loan Documents” means collectively, the (i) CIT Loan Agreement and (ii) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing.

          “Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

          “Collateral Agent” has the meaning specified therefor in the preamble hereto.

          “Commitments” means, with respect to each Lender, such Lender’s Term Loan A Commitment and Term Loan B Commitment.

          “Common Stock” means the Common Stock of the Parent, $1 par value per share.

          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (i) any product warranties, contract obligations, performance or service warranties or indemnification obligations extended in the ordinary course of business and (ii) guarantees by a Loan Party of another Loan Party’s or its Subsidiaries’ performance of a contract in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          “Control Account Agreement” means a control account agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party, such

Loan Party’s bank or financial institution at which is maintained the account to which such control account agreement is subject and the Collateral Agent.

          “Current Assets” means all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Parent and its Subsidiaries.

          “Current Liabilities” means all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Parent and its Subsidiaries, excluding revolving loan facilities and any balloon payment due in the next twelve (12) months.

          “Current Maturities of Long Term Debt” means for the Parent and its Subsidiaries, on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Total Funded Debt of the Parent and its Subsidiaries which has a final maturity more than twelve months from the date of calculation, excluding all revolving loan facilities and any balloon payment due in the next twelve (12) months.

          “Current Ratio” means, at any particular date, (a) Current Assets as of such date divided by (b) Current Liabilities as of such date.

          “Current Value” has the meaning specified therefor in Section 7.01(o).

          “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          “Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

          “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

          “EBITDA” means for the Parent and its Subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings, plus (b) Tax Expense, plus (c) depreciation and amortization, plus (d) Interest Expense.

          “EBITDAR” means for the Parent and its Subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings, plus (b) Tax Expense, plus (c) depreciation and amortization, plus (d) Interest Expense, plus (e) restructuring charges, including costs of professional advisors to the Parent and its Subsidiaries (including costs of professional advisors to the Parent’s lenders and other creditors which are required to be paid by the Parent or its Subsidiaries).

          “ECH” means ECH Offshore S. de R.L. de C.V., a company formed under the laws of Mexico.

          “Effective Date” means the date, on or before March 31, 2005, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the initial Loans are made.

          “18% Subordinated Note Purchase Agreement” means the 18% Subordinated Note Purchase Agreement, dated as of May 27, 2004, by and among the Parent and certain of its Subsidiaries as issuers, and the purchasers party thereto, as initial purchasers, as the same has been amended prior to the date hereof and as it may from time to time be amended, restated or otherwise modified in accordance with the terms hereof.

          “18% Subordinated Notes” means the 18% Subordinated Notes, due March 31, 2007, in the aggregate original principal amount of $33,666,685.

          “Eligible Vessels” means each of the Vessels.

          “Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

          “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”) (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Pipeline Safety Act (49 USC § 601), the Oil Pollution Act, (33 U.S.C. § 2701), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment. With regard to the Loan Parties who operate outside the United States, “Environmental Laws” shall include all environmental laws or regulations which may be applicable in the jurisdiction where work is performed.

          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          “Environmental Permits” means any permits, licenses, certificates, exemptions, authorizations, registrations or approvals required by any Governmental Authority or under Environmental Laws.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

          “Event of Default” means any of the events set forth in Section 9.01.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Existing Credit Facility” means each of the loan agreements, financing agreements and credit agreements set forth on Schedule 1.01(B), which schedule lists the proper name, date and parties to such agreement.

          “Existing Lenders” means the lenders party to each Existing Credit Facility.

          “Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i), (ii), (iv) or (vi) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (other than any proceeds of insurance received by a Loan Party pursuant to a builder’s risk, hull or machinery insurance policy to the extent such proceeds of insurance represent reimbursement for amounts paid and/or incurred by the Parent or any of its Subsidiaries within the past eighteen (18) months), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments (other than any indemnity payments made by a Person to a Loan Party to the extent such payment represents reimbursement for amounts paid by the Parent or any of its

Subsidiaries within the past three (3) months) and (vii) any purchase price adjustment received in connection with any purchase agreement. For the purposes of this definition of “Extraordinary Receipts”, any proceeds relating to the Specified Collateral shall not constitute “Extraordinary Receipts”.

          “Facility” means each parcel of real property identified as a “Facility” on Schedule 6.01(o) that is owned by a Loan Party, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

          “Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrowers.

          “Final Maturity Date” means March 31, 2007, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

          “Financial 2004 Statements” means the Financial Statements specified in clause (ii) of the definition thereof.

          “Financial Statements” means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2004, and the related consolidated statement of operations, shareholders’ equity and cash flows to the Fiscal Year then ended, and (iii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of February 28, 2005, and the related consolidated statement of operations, shareholder’s equity and cash flows for the two months then ended.

          “First Preferred Ship Mortgage” means a first preferred ship mortgage or first preferred fleet mortgage, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party to the Collateral Agent with respect to an Eligible Vessel that is a First Priority Vessel.

          “First Priority Vessel” means the following Eligible Vessels: (i) Pacific Horizon, (ii) Atlantic Horizon, (iii) Phoenix Horizon, (iv) Lonestar Horizon, and (v) Brazos Horizon.

          “Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

          “Fixed Charge Coverage Ratio” means for the Parent and its Subsidiaries, on a consolidated basis, (a) as of March 31, 2005, (i) EBITDA for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005 divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of March 31, 2005 times .75 (seventy-five percent), plus (B) Cash Interest for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005, plus (C) Tax Expense for the quarters ended September 30, 2004, December 31, 2004, and March 31,

2005, and (b) for all quarters ending thereafter, (i) EBITDA for the four (4) quarters then ended divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of the quarter then ended, plus (B) Cash Interest for the four (4) quarters then ended, plus (C) Tax Expense for the four (4) quarters then ended.

          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that, for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

          “GE Indebtedness” means (i) the Indebtedness of Horizon Vessels, Inc., a Delaware corporation, owing to the GE Lender under the GE Loan Documents and (ii) the Indebtedness of Horizon Vessels International Ltd., a Cayman Islands limited company, owing to the GE (Tenn.) Lender under the GE (Tenn.) Loan Documents.

          “GE Lender” means General Electric Capital Corporation, a New York corporation.

          “GE Loan Agreement” means the Loan Agreement, dated as of June 29, 2001, by and between Horizon Vessels, Inc., as borrower and the GE Lender, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.02(m).

          “GE Loan Documents” means, collectively, the (i) GE Loan Agreement, and (ii) all other agreements, instruments and other documents executed and delivered pursuant to the foregoing.

          “GE (Tenn.) Loan Agreement” means the Loan Agreement, dated as of June 30, 2003 by and between Boeing Capital Corporation and Horizon Vessels International, Ltd., as borrower, which Loan Agreement was assigned by Boeing Capital Corporation to the GE (Tenn.) Lender on or about June 1, 2004, as the same may be amended, supplemental or otherwise modified from time to time in accordance with Section 7.02(m).

          “GE (Tenn.) Loan Documents” means, collectively, the (i) GE (Tenn.) Loan Agreement and (ii) all other agreements, instruments and other documents executed and delivered pursuant to the foregoing.

          “GE (Tenn.) Lender” means General Electrical Capital Corporation of Tennessee.

          “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

          “Guarantor” means (i) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

          “Guaranty” means (i) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to Section 7.01(b) or otherwise.

          “Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

          “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

          “Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

          “Horizon 401(k) Plan” means the Horizon Offshore 401(k) Plan in which the employees of the Parent and its Subsidiaries participate.

          “Intercreditor Agreements” means the Intercreditor Agreements of even date herewith by and between (i) the Collateral Agent, the CIT Lender and the GECC Lender (ii) the Collateral Agent, the CIT Lender and the GECC (Tenn.) Lender and (iii) the Collateral Agent and the CIT Agent with respect to the Vessels; and (iv) the Collateral Agent and the CIT Agent with respect to the other Collateral.

          “IEC Time Deposit Agreement” means that certain Time Deposit Account Pledge and Control Agreement executed by and among Southwest Bank of Texas, N.A., Horizon Offshore Contractors, Inc. and the Subordinated Agent, dated May 27, 2004, covering a Time Deposit in the amount of Nine Million One Hundred Thousand United States Dollars (US$9,100,000) pursuant to the terms thereof.

          “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; (x) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (xi) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

          “Indemnified Matters” has the meaning specified therefor in Section 12.15.

          “Indemnitees” has the meaning specified therefor in Section 12.15.

          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          “Intercompany Obligations” has the meaning specified therefor in Section 11.06.

          “Interest Expense” means, for any period, the consolidated interest expense of the Parent and its Subsidiaries for such period, determined in accordance with GAAP applied consistently.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

          “Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

          “Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

          “Lender” has the meaning specified therefor in the preamble hereto.

          “Liabilities” has the meaning specified therefor in Section 2.07.

          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

          “Loan” means any Term Loan A or Term Loan B.

          “Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

          “Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mexican Security Document, any Mortgage, any First Preferred Ship Mortgage, any Second Preferred Ship Mortgage, any Assignment of Insurance, any Assignment of Charter Hire and Earnings, any UCC Filing Authorization Letter, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

          “Loan Party” means any Borrower and any Guarantor.

          “Loan Servicing Fee” has the meaning specified therefor in Section 2.06(c).

          “Manchester” has the meaning specified therefor in the preamble hereto.

          “Master Assignee” has the meaning specified therefore in the Recitals hereto.

          “Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Borrower, ECH or the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral.

          “Material Debt Contract” means, with respect to any Person, (i) the applicable Subordinated Note Debt Documents (as may be amended after giving effect to the Recapitalization Agreement), and (ii) the GE Loan Documents and the CIT Loan Documents.

          “Mexican Security Documents” means all security agreements, pledge agreements, guaranties and all other security documents, each in form and substance satisfactory to the Agents, made by a Loan Party organized under the laws of Mexico in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

          “Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 5.01(d), Section 7.01(b), Section 7.01(o), or otherwise.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

          “Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

          “Net Income” means, for any period, with respect to the Parent and its Subsidiaries, the consolidated net income (or loss) of the Parent and its Subsidiaries for such period, determined in accordance with GAAP applied consistently (excluding any extraordinary items during such period).

          “Non-Waiving Term Loan A Lender” has the meaning specified therefor in Section 2.05(b)(i).

          “Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal (including the Term Loan A PIK Amount and the Term Loan B PIK Amount), interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

          “Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

          “Original Vessel Mortgages and Security Interests” means the vessel mortgages, ship mortgages and security interests, granted, executed and delivered pursuant to the Revolving CIT Loan Agreement.

          “Other Taxes” has the meaning specified in Section 2.08(b).

          “Parent” has the meaning specified therefor in the preamble hereto.

          “Participant Register” has the meaning specified therefor in Section 12.07(g).

          “Payment Office” means the Administrative Agent’s office located at 712 Fifth Avenue, 36th Floor, New York, New York 10019, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pemex Claims” means all claims for payment or damages, including all interest, penalties and fees thereon, owing to ECH or a Loan Party under or in respect of the Pemex Contract which relate to weather.

          “Pemex Contract” means that certain Public Works Contract for Engineering, Procurement, and Start-Up known as EPC-64, dated August 18, 2000, by and between Pemex Exploración y Producción and ECH.

          “Permitted Indebtedness” means:

          (a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

          (b) any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

          (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $2,000,000 at any time outstanding;

          (d) Indebtedness permitted by clause (e) of the definition of “Permitted Lien”;

          (e) Indebtedness permitted under Section 7.02(e);

          (f) GE Indebtedness in an aggregate principal amount not to exceed at any time $37,957,668 minus any payments and prepayments of the GE Indebtedness, and the extension of maturity, replacement, refinancing or modification of the terms thereof, provided that, such extension, replacement, refinancing or modification (i) is pursuant to terms that are not less favorable (as determined in the Collateral Agent’s discretion) to the Loan Parties and the Lenders than the terms of the GE Indebtedness being so extended, replaced, refinanced or modified, and (ii) such extension, replacement, refinancing or modification shall not shorten the maturity date thereof or change the amortization thereof (other than to extend the same);

          (g) Subordinated Indebtedness;

          (h) supersedeas bonds obtained by the Borrowers in the ordinary course of their business;

          (i) letters of credit, performance bonds and bid bonds obtained by the Borrowers in the ordinary course of their business, up to an aggregate amount of $40,609,282 at any time;

          (j) CIT Indebtedness in an aggregate principal amount not to exceed at any time $23,780,382.00 minus any payments and prepayments of the CIT Indebtedness, and the extension of maturity, replacement, refinancing or modification of the terms thereof, provided that, such extension, replacement, refinancing or modification (i) is pursuant to terms that are not less favorable (as determined in the Collateral Agent’s discretion) to the Loan Parties and the Lenders than the terms of the CIT Indebtedness being so extended, replaced, refinanced or modified, and (ii) such extension, replacement, refinancing or modification shall not shorten the maturity date thereof or change the amortization thereof (other than to extend the same);

          (k) Contingent Obligations with respect to Permitted Indebtedness; and

          (l) any refinancing of the Term Loan A or Term Loan B consented to by the Required Lenders.

          “Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s.

          “Permitted Liens” means:

          (a) Liens securing the Obligations;

          (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

          (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

          (e) (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $2,000,000.

          (f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

          (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

          (h) Liens securing Indebtedness permitted by subsections (c) of the definition of “Permitted Indebtedness”;

          (i) Liens granted under the GE Loan Documents and GE (Tenn.) Loan Documents (as in effect on the date hereof) to secure the GE Indebtedness permitted pursuant to subsection (f) of the definition of “Permitted Indebtedness”, provided that, such Liens shall be limited to Liens on the Vessels known as “Pecos Horizon” and “Sea Horizon”;

          (j) Liens granted under the CIT Loan Documents (as in effect on the date hereof) to secure the CIT Indebtedness permitted pursuant subsection (j) of the definition of “Permitted Indebtedness”, provided that, such Liens shall be limited to (x) second priority Liens with respect to the First Priority Vessels and (y) first priority Liens with respect to the Second Priority Vessels; and

          (k) shipyard and maritime Liens (i) arising in the ordinary course of business by operation of law that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Agents, (ii) arising in connection with salvage and general average, or (iii) arising in connection with crew wages claimed but not paid.

          “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

          “Plan” means any Employee Plan or Multiemployer Plan.

          “Pledge Agreement” means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit C, securing the Obligations and delivered to the Collateral Agent. With regard to the Loan Parties incorporated under the laws of the United Mexican States, “Pledge Agreement” shall mean a pledge agreement creating a lien on assets of the Loan Party, drafted in accordance with Mexican law.

          “Post-Default Rate” means a rate of interest per annum equal to (i) in the case of any Obligation other than any Loan, 15% payable in cash; or (ii) in the case of any Loan, the rate of interest otherwise in effect on such Loan from time to time pursuant to the terms of this Agreement plus 2% payable in cash.

          “Preferred Stock (Series A)” means the Series A Redeemable Participating Preferred Stock issued by the Parent on November 4, 2004.

          “Preferred Stock (Series B)” means the Preferred Stock of the Parent, issued pursuant to the Recapitalization Agreement.

          “Pro Rata Share” means:

          (a) with respect to a Lender’s obligation to make the Term Loan A and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that, if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A;

          (b) with respect to a Lender’s obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that, if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B; or

          (c) with respect to all other matters (including without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of (x) such Lender’s Term Loan A Commitment and (y) such Lender’s Term Loan B Commitment by the sum of (a) the Total Term Loan A Commitment and (b) Total Term Loan B Commitment; provided that, if any such Lender’s Term Loan A Commitment or Term Loan B Commitment shall have been reduced to zero, such Lender’s Term Loan A Commitment or Term Loan B Commitment, as the case may be, shall be deemed to be the aggregate unpaid principal amount or such Lender’s portion of the Term Loan A or Term Loan B, as the case may be, and if the Total Term Loan A Commitment or Total Term Loan B Commitment shall have been reduced to zero, the Total Term Loan A Commitment or Term Loan B Commitment, as the case may be, shall be deemed to be the aggregate unpaid principal amount of all Term Loans A or all Term Loan B, as the case may be.

          “Rating Agencies” has the meaning specified therefor in Section 2.07.

          “Recapitalization Agreement” means that certain agreement of even date herewith by and among the Parent and the investors party thereto pursuant to which, among other things, a portion of the Subordinated Note Debt and all of the Preferred Stock (Series A) will be exchanged for Common Stock and Preferred Stock (Series B).

          “Rights Agreement” means that certain Rights Agreement, dated January 11, 2002, by and between the Parent and Mellon Investors Services, LLC.

          “Register” has the meaning specified therefor in Section 12.07(d).

          “Registered Loans” has the meaning specified therefor in Section 12.07(d).

          “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

          “Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

          “Related Party Register” has the meaning specified therefor in Section 12.07(d).

          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

          “Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

          “Required Lenders” means Term Loan A Lenders whose Pro Rata Shares, calculated pursuant to clause (a) of the definition thereof, aggregate at least 60.1%; provided that, upon the Obligations owed to the Term Loan A Lenders (including the Term Loan A PIK Amount) being paid in full, Required Lenders then means the Term Loan B Lenders whose Pro Rata Shares, calculated pursuant to clause (b) of the definition thereof, aggregate at least 60.1%.

          “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          “Revolving CIT Loan Agreement” means the Loan Agreement dated as of May 10, 2001, as amended, by and among the CIT Lender, Horizon Vessels, Inc., as the borrower, and the Parent and Horizon Offshore Contractors, Inc., as the guarantors.

          “Second Preferred Ship Mortgage” means a second preferred ship mortgage or second preferred fleet mortgage, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party to the Collateral Agent with respect to a Second Priority Vessel.

          “Second Priority Collateral” means all Collateral on which Permitted Indebtedness has a Permitted Lien that is first in priority over the Liens that secure Loans under this Agreement, including any Second Priority Vessels.

          “Second Priority Vessel” means any Eligible Vessel other than a First Priority Vessel.

          “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

          “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

          “Securitization” has the meaning specified therefor in Section 2.07.

          “Securitization Parties” has the meaning specified therefor in Section 2.07.

          “Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

          “Security Documents” means each Security Agreement, each Pledge Agreement, each Mexican Security Document, each Mortgage, each First Preferred Ship Mortgage and each Second Preferred Ship Mortgage, each Blocked Account Agreement or Control Account Agreement, in each case as amended and in effect from time to time, and any other documents evidencing or perfecting the Collateral Agent’s Liens on the Collateral for the benefit of the Agents and the Lenders.

          “Significant Subsidiary” means a Significant Subsidiary as defined in Regulation S-X, provided that, for purposes of this Agreement, any reference to “10%” under the Significant Subsidiary definition in Regulation S-X shall be substituted with 5%.

          “16% Subordinated Note Purchase Agreement” means the 16% Subordinated Note Purchase Agreement, dated as of March 11, 2004, by and between the Parent and certain of its Subsidiaries as issuers, and the purchasers party thereto, as initial purchasers, as the same has been amended prior to the date hereof and as it may from time to time be amended, restated or otherwise modified in accordance with the terms hereof.

          “16% Subordinated Notes” means the 16% Subordinated Notes, due March 31, 2007, in the aggregate original principal amount of $65,400,000.

          “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

          “Southwest” has the meaning specified therefor in Section 5.01(d)(xvii).

          “Specified Collateral” means the Pemex Claims, the time deposit account subject to the IEC Time Deposit Agreement and the Williams Contract.

          “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

          “Stock-Based Compensation Plan” means the stock-based compensation plan that provides directors and employees of the Parent and its Subsidiaries the right to purchase shares of common stock of the Parent pursuant to terms set forth in such plan.

          “Subordinated Agent” means Elliott Associates, L.P., a Delaware limited partnership.

          “Subordinated Indebtedness” means (a) the Subordinated Note Debt, and (b) any other Indebtedness of any Loan Party the terms of which are satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Lenders, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Required Lenders.

          “Subordinated Notes” means collectively, (i) the 16% Subordinated Notes and (ii) the 18% Subordinated Notes.

          “Subordinated Note Debt” means the Indebtedness of the Loan Parties pursuant to the Subordinated Note Debt Documents.

          “Subordinated Note Debt Documents” means collectively, (i) the 16% Subordinated Note Purchase Agreement, the 16% Subordinated Notes and related documents and (ii) the 18% Subordinated Note Purchase Agreement, the 18% Subordinated Notes and related documents.

          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

          “Tangible Net Worth” means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder’s equity on a consolidated balance sheet of the Parent and its Subsidiaries, including without limitation adjustments for the addition of paid-in-kind interest, discounts and warrant amortization on the Subordinated Note Debt; provided, however, there shall be excluded therefrom (a) any amount at which shares of Capital Stock of the Parent or any Subsidiary appear as an asset on the Parent’s or such Subsidiary’s balance sheet, (b) goodwill, including any amount, however designated, that represent the excess of purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) loans and advances to any stockholder, director, officer, or employee of the Parent or any Subsidiary or any affiliate, and (e) all other assets which are properly classified as intangible assets; provided further that non-cash losses due to asset impairment may be added back to the calculation of Tangible Net Worth.

          “Taxes” has the meaning specified therefor in Section 2.08(a).

          “Tax Expense” means, for any period, on a consolidated basis, the sum of all tax expense of the Parent and its Subsidiaries for such period determined in accordance with GAAP applied consistently.

          “Term Loan A” means, collectively, the loans assigned to and deemed made by the Term Loan A Lenders on the Effective Date pursuant to Section 2.01(a)(i) and the loans made by the Term Loan A Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii) and any Term Loan A PIK Amount added to the balance thereof in accordance with Section 2.04(a).

          “Term Loan B” means, collectively, the loans made by the Term Loan B Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(iii) and any Term Loan B PIK Amount added to the balance thereof in accordance with Section 2.04(b)Section 2.04(a).

          “Term Loan A Amount” means, at any time, an amount equal to $30,000,000.

          “Term Loan B Amount” means, at any time, an amount equal to $40,000,000.

          “Term Loan A Closing Fee” has the meaning specified therefor in Section 2.06(a).

          “Term Loan B Closing Fee” has the meaning specified therefor in Section 2.06(b).

          “Term Loan A Commitment” means with respect to each Term Loan A Lender, the commitment of such Lender to make the Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

          “Term Loan B Commitment” means with respect to each Term Loan B Lender the commitment of such Lender to make the Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

          “Term Loan A Conversion Amount” has the meaning specified therefor in Section 2.01(a)(i).

          “Term Loan A Lender” means a Lender with a Term Loan A Commitment (or a Lender that holds all or any portion of the unpaid principal amount of the Term Loan A).

          “Term Loan B Lender” means a Lender with a Term Loan B Commitment (or a Lender that holds all or any portion of the unpaid principal amount of the Term Loan B).

          “Term Loan A PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Term Loan A that has been paid-in-kind by being added to the principal balance of the Term Loan A in accordance with Section 2.04(a).

          “Term Loan B PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Term Loan B that has been paid-in-kind by being added to the principal balance of the Term Loan B in accordance with Section 2.04(b).

          “Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

          “Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

          “Total Commitment” means the sum of the Total Term Loan A Commitment and the Total Term Loan B Commitment.

          “Total Funded Debt” means, for the Parent and its Subsidiaries, on a consolidated basis, the sum of (a) all indebtedness for borrowed money, whether or not evidenced by notes, bonds, debentures, notes or similar instruments, (b) all Capital Lease Obligations, (c) all obligations to pay the deferred purchase price of property or services (but excluding trade accounts payable or trade notes in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of the Parent or any of its Subsidiaries, and (e) all letter of credit liabilities.

          “Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments.

          “Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments.

          “Transferee” has the meaning specified therefor in Section 2.08(a).

          “UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 and Form UCC-3 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each First Preferred Ship Mortgage, each Second Preferred Ship Mortgage, each Pledge Agreement and each Mortgage.

          “Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

          “Vessels” means the whole of each of the vessels listed on Schedule V-1 hereto, and each other Vessel owned by any Loan Party and includes, but is not limited to, any share or interest therein, and their engines, generators, machinery and equipment, masts, winches, anchors, chains, pumps and pumping equipment, pipe, cables, pipe and cable laying equipment, cranes, lifting equipment, boilers, capstans, outfit, furniture and fittings, boats, tackle, outfit, tools, spare parts, fuel, consumables or other stores, belongings and all other property and appurtenances whatsoever whether attached to the Vessel, on board or ashore, and whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to said Vessels or any part thereof and all of their freight, hires, earnings, insurance proceeds and all other proceeds of any of the above.

          “WARN” has the meaning specified therefor in Section 6.01(z).

          “Williams Contract” means that certain Offshore Construction Contract, dated October 1, 2002 between Williams Oil Gathering, LLC and Horizon Offshore Contractors Inc.

          Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

          Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”)

and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

          Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II
THE LOANS

          Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

                    (i) on the Effective Date, (x) “Revolving Loans” and other amounts outstanding under the Revolving CIT Loan Agreement in an aggregate amount of $25,762,851.62 (which amount includes all unpaid principal, accrued interest and other obligations owing under the Revolving CIT Loan Agreement) (“Term Loan A Conversion Amount”) shall be deemed converted to (and for all purposes hereof deemed made as) Term Loan A hereunder, (y) each Borrower (other than Horizon Vessels, Inc.) shall become a co-borrower hereunder with respect to such Term Loans, and (z) after giving effect thereto and to the assignments by Master Assignee to the other Term Loan Lenders, which assignments are without recourse or representation to the assignors, are effected by the execution and delivery of this Agreement by the parties hereto and are agreed to by all the parties hereto, each Term Loan A Lender shall have outstanding (in addition to the portion of such Lender’s Term Loan A funded pursuant to clause (ii) below, a Term Loan A owing to such Term Loan A Lender by the Borrowers on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Pro Rata Share of the Term Loan A Conversion Amount;

                    (ii) in addition to the transaction specified in clause (i), each Term Loan A Lender severally agrees to make an additional portion of the Term Loan A to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan A Commitment over such Lender’s Pro Rata Share of the Term Loan A Conversion Amount; and

                    (iii) each Term Loan B Lender severally agrees to make the Term Loan B to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan B Commitment.

               (b) Notwithstanding the foregoing:

                    (i) any principal amount of the Term Loan A which is repaid or prepaid may not be reborrowed; and

                    (ii) any principal amount of the Term Loan B which is repaid or prepaid may not be reborrowed.

          Section 2.02 Making the Loans. (a) Subject to Section 2.02(b) and Section 2.02(c), Loans shall be made available to the Borrowers on the Effective Date, and the Borrowers hereby agree to borrow the full amount of the Loans to be made available by Lenders hereunder on the Effective Date.

               (b) All Loans under Section 2.01(a)(ii) and Section 2.01(a)(iii) of this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan A Commitment (less the Term Loan A Conversion Amount) and the Total Term Loan B Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

               (c) In consideration of the assignments by Master Assignee to each Term Loan A Lender referred to in Section 2.01(a)(i), such Term Loan A Lender shall make its Pro Rata Share of the Term Loan A Conversion Amount available to Master Assignee in immediately available funds no later than 10:00 a.m. (New York City time) on the Effective Date. The obligations of each Lender under this Section 2.02(c) shall be absolute and unconditional. In the event that any Lender fails to make any payment required to be made by it pursuant to this Section 2.02(c), the Master Assignee shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Master Assignee at a per annum rate equal to 15%. During the period in which such Lender has not paid such corresponding amount to the Master Assignee, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Term Loan A corresponding to the amount not so paid by such Lender shall, for all purposes hereof, be a Term Loan A deemed assigned and made by the Master Assignee for its own account. Nothing in this Section 2.02(c) shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights that the Master Assignee may have against any Lender as a result of any default by such Lender hereunder.

               (d) Each Term Loan A Lender shall make its Pro Rata Share of the Term Loan A (less the Term Loan A Conversion Amount) and each Term B Lender shall make its Pro Rata Share of the Term Loan B available to the Administrative Agent no later than 10:00 a.m. (New York City time) on the Effective Date. The Administrative Agent will make the proceeds of such Term Loans available to the Borrowers on the Effective Date by causing an amount, in immediately available funds, equal to the proceeds of all such Term Loans received by the Administrative Agent in the Administrative Agent’s Account to be deposited in an account designated by the Administrative Borrower.

          Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of the Term Loan A shall be repayable in consecutive monthly installments, on the first day of each month, commencing on July 1, 2005 and ending on the Final Maturity Date, consisting of monthly principal payments of $500,000; provided, however, that the last installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan A (including the outstanding Term Loan A PIK Amount). The outstanding principal of the Term Loan A (including the outstanding Term Loan A PIK Amount) and of the Term Loan B (including the outstanding Term Loan B PIK Amount) shall be repaid in full on the Final Maturity Date.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

               (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

               (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.03shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

               (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          Section 2.04 Interest. (a) Term Loan A. The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding from the date of the Term Loan A (or, in the case of any Term Loan A PIK Amount, from the date capitalized) until such principal amount becomes due, at a rate per annum equal to 15%, of which 10% shall be payable in cash and 5% shall be (i) if such interest becomes due and payable prior to the date of maturity (whether upon acceleration, upon prepayment or otherwise) of the portion of the Term Loan A on which such interest is accruing, capitalized and added to the then outstanding principal amount of the Term Loan A (inclusive of any Term Loan A PIK Amount theretofore so added) on the interest payment date or other date on which such interest becomes due and payable or (ii) if such interest becomes due or payable on or after such maturity date, payable in cash.

               (b) Term Loan B. The Term Loan B shall bear interest on the principal amount thereof from time to time outstanding from the date of the Term Loan B (or, in the case of any Term Loan B PIK Amount, from the date capitalized) until such principal amount becomes due, at a rate per annum equal to 10%, of which 8% shall be payable in cash and 2% shall be (i) if such interest becomes due and payable prior to the date of maturity (whether upon acceleration, upon prepayment or otherwise) of the portion of the Term Loan B on which such interest is accruing, capitalized and added to the then outstanding principal amount of the Term Loan B (inclusive of any Term Loan B PIK Amount theretofore so added) on the interest payment date or other date on which such interest becomes due and payable or (ii) if such interest becomes due and payable on or after such maturity date, payable in cash.

               (c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

               (d) Interest Payment. Interest on each Loan shall be due and payable monthly, in arrears, on the first day of each month, commencing on May 1, 2005 (or, in the case of any Term Loan A PIK Amount or Term Loan B PIK Amount, capitalized) and at maturity (whether upon demand, upon prepayment, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

               (e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

          Section 2.05 Reduction of Commitment; Prepayment of Loans.

               (a) Reduction of Commitments.

                    (i) Term Loan A. The Total Term Loan A Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

                    (ii) Term Loan B. The Total Term Loan B Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

               (b) Optional Prepayment.

                    (i) Term Loan A. Subject to the discretion of the Term Loan A Lenders and the provisions of Section 2.05(b)(iii), the Borrowers may, upon at least five (5)

Business Days prior written notice to the Administrative Agent, prepay the principal of the Term Loan A, in whole or in part. If a Term A Lender wishes to waive its right to such prepayment, it shall, within such period, provide written notice to the Administrative Agent of its desire to waive its Pro Rata Share of the payment, in which case, the amount of such prepayment shall (i) first, be made available to and applied to prepay each Term Loan A Lender that did not waive its right to receive its Pro Rata Share of the prepayment (a “Non-Waiving Term Loan A Lender”), increasing, proportionately, each Non-Waiving Term Loan A Lender’s Pro Rata Share of the prepayment, and (ii) second, any remaining proceeds shall be applied to reduce the Term Loan B as provided in Section 2.05(b)(ii). The accrued interest on the principal amount of the Term Loan A being prepaid pursuant to this subsection (b)(i) to the date of such prepayment (including any accrued interest not yet capitalized pursuant to Section 2.04(a)) shall be due and payable in cash on such prepayment date. Each prepayment made pursuant to this subsection (b)(i) shall be accompanied by the Applicable Prepayment Premium. Each such prepayment of the Term Loan A shall be in an amount which is an integral multiple of $1,000,000 (unless the outstanding principal amount of the Term Loan A immediately prior to such prepayment is less than $1,000,000). Each such payment of the Term Loan A shall be applied against the remaining installments of principal due under the Term Loan A in the inverse order of maturity.

                    (ii) Term Loan B. Subject to the provisions of Section 2.05(b)(iii), the Borrowers may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay the principal of the Term Loan B, in whole or in part. The accrued interest on the principal amount of the Term Loan B being prepaid pursuant to this clause (b)(ii) to the date of such prepayment (including any accrued interest not yet capitalized pursuant to Section 2.04(b)) shall be due and payable in cash on such prepayment date. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the Applicable Prepayment Premium. Each such prepayment of the Term Loan B shall be in an amount which is an integral multiple of $1,000,000 (unless the outstanding principal amount of the Term Loan B immediately prior to such prepayment is less than $1,000,000). Each such payment of the Term Loan B shall be applied against the remaining installments of principal due on the Term Loan B in the inverse order of maturity.

                    (iii) Prepayment In Full. The Borrowers may, upon at least thirty (30) days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full and pay the Applicable Prepayment Premium, if any. If the Administrative Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations in full and pay the Applicable Prepayment Premium, if any, on the date set forth as the date of termination of this Agreement in such notice.

               (c) Mandatory Prepayment.

                    (i) Promptly (and in any event, within two (2) Business Days) upon any Disposition (other than the Disposition of an Eligible Vessel) by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii) or otherwise, the Borrowers shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all

Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions in any Fiscal Year $750,000. Nothing contained in this subsection (i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii). Any payments required to be made under this subsection (i) shall be applied as set forth in Section 2.05(d).

                    (ii) Promptly (and, in any event, within two (2) Business Days) upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a) through (l) of the definition of Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement. Any payments required to be made under this subsection (ii) shall be applied as set forth in Section 2.05(d).

                    (iii) Promptly (and, in any event, within two (2) Business Days) unless Section 2.05(c)(iv) applies, upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts (other than Extraordinary Receipts pertaining to the Vessel known as the “Gulf Horizon”, which Lenders acknowledge shall be used to repay amounts outstanding under the CIT Loan Agreement), the Borrowers shall apply 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts to (i) in the case of any First Priority Vessel, the prepayment of the outstanding principal of the Loans or (ii) if such Extraordinary Receipts are subject to a Permitted Lien securing a Second Priority Vessel, first, the prepayment of any outstanding GE Indebtedness or CIT Indebtedness secured by a Permitted Lien on such Vessel until such Indebtedness is repaid in full, and, second, to the prepayment of the Loans. Any payments required to be made under this subsection (iii) shall be applied as set forth in Section 2.05(d).

                    (iv) Promptly (and in any event, within two (2) Business Days) upon any Disposition of an Eligible Vessel by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii) or otherwise, the Borrowers shall apply 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to (i) in the case of any First Priority Vessel, the prepayment of the outstanding principal of the Loans or (ii) in the case of any Second Priority Vessel, first, the prepayment of any outstanding GE Indebtedness or CIT Indebtedness secured by a Lien on such Vessel until such Indebtedness has been repaid in full, and, second, to the prepayment of the Loans. Nothing contained in this subsection (iv) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii). Any payments required to be made under this subsection (iv) shall be applied as set forth in Section 2.05(d).

                    (v) Notwithstanding the foregoing, in connection with the receipt of insurance proceeds or condemnation awards pursuant to Section 2.05(c)(iii), up to $750,000 in the aggregate in any calendar year of the cash proceeds (net of reasonable expenses) from such Extraordinary Receipts from such insurance proceeds or condemnation awards received by any Loan Party or any of its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Loans on such date to the extent such proceeds are used to replace, repair or restore the properties or assets used in such Loan Party’s business, provided that, (x) no Default or Event of Default has occurred and is continuing on the date such Person receives such cash proceeds (net of reasonable expenses) of such Extraordinary Receipts, (y) the Administrative Borrower delivers a certificate to the Administrative Agent within 10 days after the date of such loss, destruction or taking, as the case may be, stating that such proceeds shall be used to replace, repair or restore any such properties or assets to be used in such Loan Party’s or any of its Subsidiaries’ business within a period specified in such certificate not to exceed 90 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended) and (z) such proceeds are deposited in an account subject to the sole dominion and control of the Administrative Agent; and if all or any portion of such proceeds not so applied to the prepayment of the Loans are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto or there shall occur a Default or Event of Default, such remaining portion shall be applied to the Loans as required by Section 2.05(d) on the last day of such specified period or immediately, in the case of a Default or Event of Default.

                    (vi) Promptly (and, in any event, within two (2) Business Days) upon the receipt by any Loan Party or any of its Subsidiaries or the Subordinated Agent (as the case may be) of proceeds of any Specified Collateral, the Borrowers shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Specified Collateral, net of any reasonable expenses incurred in collecting such Specified Collateral; provided that, only 50% of the proceeds from the Pemex Claim shall be required to prepay the outstanding principal of the Loans if such proceeds are received by the Borrowers on or prior to December 31, 2005, but in the event such proceeds are received after December 31, 2005, 100% of the proceeds from the Pemex Claim shall be required to prepay the Loans. If proceeds from the Pemex Claim are received on or prior to December 31, 2005, an amount equal to any previously received proceeds from the Pemex Claim that were not applied to pay down the Loans upon receipt shall prepay the Loans on the first Business Day in January 2006.

               (d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(vi) above shall be applied first to the Term Loan A, until paid in full, and second to the Term Loan B, until paid in full; provided that the Collateral Agent shall promptly provide written notice to the Term Loan A Lenders upon its receipt of proceeds relating to a prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(vi), giving each Term Loan A Lender five (5) Business Days from the date of such notice to waive its right to receive a prepayment on its Pro Rata Share of the Term Loan A, and if a Term A Lender wishes to waive its right to such prepayment, it shall, within such period, provide written notice to the Administrative Agent of its desire to waive its Pro Rata Share of the payment, in which case, the amount of such prepayment shall (i) first, be made available to and applied to prepay each Non-Waiving Term Loan A Lender, increasing, proportionately, each Non-Waiving Term Loan A Lender’s Pro Rata Share of the prepayment, and (ii) second, any remaining proceeds shall be applied to reduce the Term Loan B. Any prepayment of Term Loan A of any Lender pursuant to Section 2.05(b) or Section 2.05(c) will be first to any then outstanding Term Loan A PIK Amount of such Lender and then to the remainder of the Term Loan A of such Lender. Any prepayment of Term Loan B pursuant to Section 2.05(b) or Section 2.05(c) will be applied first to any then outstanding Term Loan B PIK Amount and then to the remainder of the Term Loan B.

               (e) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

          Section 2.06 Fees.

               (a) Term Loan A Closing Fee. On or prior to the Effective Date, the Borrowers shall pay to the Administrative Agent for the account of the Term Loan A Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the “Term Loan A Closing Fee”) equal to $600,000, which shall be deemed fully earned when paid.

               (b) Term Loan B Closing Fee. On or prior to the Effective Date, the Borrowers shall pay to the Administrative Agent for the account of the Term Loan B Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the “Term Loan B Closing Fee”) equal to $800,000, which shall be deemed fully earned when paid.

               (c) Loan Servicing Fee. From and after the Effective Date and until the later of (i) the Final Maturity Date and (ii) the date on which all Obligations are paid in full, the Borrowers shall pay to the Administrative Agent for the account of the Lenders based on each such Lender’s Pro Rata Share, a non-refundable loan servicing fee (the “Loan Servicing Fee”) equal to 0.50% of the outstanding aggregate principal balance of the Term Loan A and Term Loan B on the Effective Date (after giving effect to all borrowings made (or deemed made) hereunder thereon) and as of the open of business on the first day of each subsequent calendar quarter, which shall be deemed fully earned when paid and which shall be payable in cash on the Effective Date (calculated ratably based on the number of days remaining in the calendar quarter in which the Effective Date occurs) and quarterly in advance thereafter on the first day of each calendar quarter commencing on April 1, 2005.

          Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

          Section 2.08 Taxes. (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

               (b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

               (c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

               (d) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto)

deliver to the Agents (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.

               (e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above or (iii) the obligation to pay such additional amounts does not result from a change in applicable tax law (including, without limitation, applicable judicial decisions, statutes, regulations or other administrative interpretations) occurring after the date hereof.

               (f) Any Lender or any Agent (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Lender (or Transferee) to disclose any information such Lender or such Agent (or Transferee) deems confidential and would not, in the sole determination of such Lender or such Agent (or Transferee), be otherwise disadvantageous to such Lender or such Agent (or Transferee).

               (g) If any Lender or any Agent (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts, pursuant to this Section 2.08, it shall promptly notify the Administrative Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Administrative Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense. If any Lender or any Agent (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall within 30 days from the date of such receipt pay over such refund to the Administrative Borrower, net of all out-of-pocket expenses of such Lender or such Agent (or Transferee).

               (h) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          Section 2.09 Illegality or Impropriety. In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Administrative Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Administrative Borrower.

          Section 2.10 Indemnity. The Loan Parties hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (ii) any failure by the Borrower to borrow any Loan hereunder, (iii) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (iv) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Administrative Borrower and shall be conclusive and binding absent manifest error.

ARTICLE III
[INTENTIONALLY OMITTED]

ARTICLE IV
FEES, PAYMENTS AND OTHER COMPENSATION

          Section 4.01 Payments; Computations and Statements. The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that, the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

          Section 4.02 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

          Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof:

               (a) All payments of principal and interest in respect of outstanding Loans, and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein, or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

               (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Term Loan A Obligations in respect of any fees and indemnities then due to the Term Loan A Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Term Loan A, until paid in full; (iv) fourth, ratably to pay principal of the Term Loan A Obligations until paid in full; (v) fifth, ratably to pay the Term Loan B Obligations in respect of any fees and indemnities then due to the Term Loan B Lenders until paid in full; (vi) sixth, ratably to pay interest due in respect of the Term Loan B until paid in full; (vii) seventh, ratably to pay principal of the Term Loan B until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

               (c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.03(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of the principal of or interest on the Term Loan A or other related Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Loans in accordance with the terms and conditions of Section 2.05.

               (d) For purposes of Section 4.03(b), “paid in full” with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

               (e) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

               (f) Any prepayment of Term Loan A pursuant to Section 4.03 will be applied first to any then outstanding Term Loan A PIK Amount and then to the remainder of the Term Loan A.

               (g) Any prepayment of Term Loan B pursuant to Section 4.05 will be applied first to any then outstanding Term Loan B PIK Amount and then to the remainder of the Term Loan B.

          Section 4.04 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any such Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or any Agent or any Person controlling any such Lender or any such Agent (in each case, whether or not having the force of law) (each a “Change in Law”), shall (i) subject such Lender or such Agent or any Person controlling such Lender or such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent, or change the basis of taxation of payments to such Lender or such Agent or any Person controlling such Lender or such Agent of any amounts payable hereunder (except for taxes on the overall net income of such Lender or such Agent or any Person controlling such Lender or such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Lender or such Agent or any Person controlling such Lender or such Agent or (iii) impose on such Lender or such Agent or any Person controlling such Lender, such Agent or any other condition regarding this Agreement or any Loan and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender or such Agent of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by such Lender or such Agent hereunder, then, upon demand by such Lender or such Agent, the Borrowers shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.

               (b) If any Lender or any Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Agent or any Person controlling such Lender or such Agent, and such Lender or such Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any guaranty or participation with respect thereto, such Lender’s, such Agent’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Lender’s or such Agent’s such other controlling Person’s capital to a level below that which such Lender or such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any guaranty or participation with respect thereto or any agreement to make Loans, or such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Lender or such Agent, the Borrowers shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.

               (c) All amounts payable under this Section 4.04 shall bear interest from the date that is 10 days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the rate of 15% per annum payable in cash. A certificate of such Lender or such Agent claiming compensation under this Section 4.04, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.04, and shall be final and conclusive absent manifest error.

          Section 4.05 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

               (b) The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

               (c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V
CONDITIONS TO LOANS

          Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

               (a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

               (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

               (c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

               (d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

                    (i) a Security Agreement, duly executed by each Loan Party;

                    (ii) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party’s Subsidiaries and all intercompany promissory notes of such Loan Parties, if any, accompanied by undated stock powers executed in blank (unless such stock powers would lack validity under the law of incorporation of the corresponding Loan Party) and other proper instruments of transfer;

                    (iii) each First Preferred Ship Mortgage and Second Preferred Ship Mortgage, dated as of the Effective Date, together with (A) in the case of each U.S. flagged

Eligible Vessel, U.S. Coast Guard documentation, records and abstracts showing that such Eligible Vessels are free and clear of all Liens other than Permitted Liens as well as current U.S. Coast Guard certification for each such Eligible Vessel and (B) in the case of each Eligible Vessel flagged under the laws of a jurisdiction other than the United States, such documentation, records and abstracts requested by the Collateral Agent showing that such Eligible Vessels are free and clear of Liens other than Permitted Liens;

                    (iv) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each First Preferred Ship Mortgage, each Second Preferred Ship Mortgage, each Pledge Agreement and each Mortgage;

                    (v) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (iv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

                    (vi) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder (in the case of the Borrowers) and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

                    (vii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

                    (viii) a certificate of the appropriate official(s) of the state of organization and each state or jurisdiction of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states and jurisdictions (except for the Loan Parties incorporated in jurisdictions where such certifications are not available); provided that, in the event such certificates cannot be provided on the Effective Date with respect to a Guarantor that is not organized within the United States, each such Guarantor and the Administrative Borrower shall use its best efforts to obtain such certificate within a reasonable period of time after the Effective Date;

                    (ix) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party (unless this certification is not available in the jurisdiction of incorporation of such Loan Party) which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction; provided that, in the event such charters, certificates of formation, certificate of limited partnership or other publicly filed organizational documents cannot be provided on the Effective Date with respect to a Guarantor that is not organized within the United States, each such Guarantor and the Administrative Agent shall use its best efforts to obtain such charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document within a reasonable period of time after the Effective Date;

                    (x) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

                    (xi) (A) an opinion of (A) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. counsel to the Loan Parties, substantially in the form of Exhibit F and as to such other matters as the Collateral Agent may reasonably request, and (B) opinions of local counsel to the Loan Parties as to such matters as the Collateral Agent may reasonably request;

                    (xii) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

                    (xiii) a copy of the Financial Statements, certified as of the Effective Date as true and correct by an Authorized Officer of the Parent to the best of such Authorized Officer’s knowledge and the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date by an Authorized Officer of the Parent, to the best of such Authorized Officer’s knowledge, to be based upon assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect;

                    (xiv) a certificate of the chief financial officer of the Parent, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis after giving effect to the Loans, with each of the financial covenants contained in Section 7.03;

                    (xv) a certificate of the chief financial officer of the Parent, certifying as to the solvency of each Loan Party, which certificate shall be satisfactory in form and substance to the Collateral Agent;

                    (xvi) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement, each First Preferred Ship Mortgage, each Second Preferred Ship Mortgage and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

                    (xvii) a termination and release agreement with respect to Southwest Bank of Texas, N.A. (“Southwest”), duly executed by Southwest and the applicable Loan Parties, and UCC-3 termination statements for all UCC-1 financing statements filed by Southwest and covering any portion of the Collateral;

                    (xviii) such Blocked Account Agreements and Control Account Agreements and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrowers’ cash management system;

                    (xix) the Mexican Security Documents, duly executed by each applicable Loan Party;

                    (xx) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request;

                    (xxi) the Recapitalization Agreement, duly executed by the Parent and all holders of Subordinated Notes;

                    (xxii) a consent and waiver letter, in form and substance satisfactory to the Collateral Agent executed by each Existing Lender listed on Schedule 1.01(B);

                    (xxiii) such amendments to the CIT Loan Documents, in form and substance satisfactory to the Collateral Agent, regarding a restructuring of the CIT Indebtedness amortization schedule and such other amendments and modifications to documents by and among the CIT Agent and any Loan Party as necessary to give effect to the terms and conditions set forth in that certain Letter by and among the CIT Agent, CIT Lender and the Parent dated March 31, 2005;

                    (xxiv) assignments or releases, as applicable, of collateral and UCC-3 assignments or termination statements, as applicable, in respect of all collateral securing the Indebtedness under the Revolving CIT Loan Agreement and Subordinated Notes immediately prior to the Effective Date in form and substance satisfactory to the Collateral Agent;

                    (xxv) an Intercreditor Agreement, in form and substance satisfactory to the Collateral Agent, executed by the GE Lender and the CIT Agent;

                    (xxvi) an Intercreditor Agreement, in form and substance satisfactory to the Collateral Agent, executed by the GE (Tenn.) Lender and the CIT Agent;

                    (xxvii) two Intercreditor Agreements, in form and substance satisfactory to the Collateral Agent, executed by the CIT Agent with respect to the Vessels and other collateral respectively;

                    (xxviii) a written acknowledgement from the Parent’s auditor, in form and substance satisfactory to the Collateral Agent, that, in connection with the Parent’s Form 10-K due March 31, 2005, and upon the execution and delivery of this Agreement by the parties hereto (and without requiring any changes to the Financial 2004 Statements or any additional condition of limitation), such auditor will deliver its opinion in customary form on the Financial 2004 Statements without a “going concern” or like qualification or exception; and

                    (xxix) evidence shall have been received by the Collateral Agent, satisfactory to it in its sole discretion, that all Rights (as defined in the Rights Agreements) shall have been redeemed, pursuant to Section 23 of the Rights Agreement, as of the Effective Date.

               (e) Liens; Priority. The Agents shall be satisfied that the Collateral Agent has been granted, and holds or will hold, for the benefit of the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens.

               (f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

               (g) Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

               (h) Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which relates to the Loans or which, in the opinion of the Agents, has any reasonable likelihood of having a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

          Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

               (a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

               (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

               (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party, except for the Mexican Security Documents requiring notarization, registration or the approval of third parties.

               (d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person (except for the Mexican Security Documents requiring notarization, registration or the approval of third parties), enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

               (e) Capitalization; Subsidiaries.

                    (i) On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Capital Stock of the Parent and the issued and outstanding Capital Stock of the Parent are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Capital Stock of the Parent have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. As of the Effective Date, (i) 2,670,968 shares of Common Stock of the Parent are issuable under the terms of the Stock-Based Compensation Plan, copies of which plans have been delivered to the Agents in the form and on the terms in effect on the Effective Date. Except as described on Schedule 6.01(e), as of the Effective Date, (i) the Horizon 401(k) Plan and the Stock-Based Compensation Plan are the only plans or arrangements in existence relating to the issuance of shares of Capital Stock of the Parent and (ii) there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent, or other obligations of the Parent to issue, directly or indirectly, any shares of Capital Stock of the Parent.

                    (ii) Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

               (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

               (g) Financial Condition.

                    (i) The Financial Statements, copies of which have been delivered to each Agent, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2004 no event or development has occurred that has had or could have a Material Adverse Effect.

                    (ii) The Parent has heretofore furnished to each Agent (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from December 31, 2004 through December 31, 2006, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2005 through 2006. Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

               (h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents. No Loan Party is in violation of any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Debt Contract) binding on or otherwise affecting it or any of its properties except to the extent that such violation could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               (i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service made available to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been made available to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

               (j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

               (k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               (l) Nature of Business. No Loan Party is engaged in any business other than marine construction services and activities for the offshore oil and gas industry in the United States, the Gulf of Mexico, West Africa, Southeast Asia, Latin America, South America, Middle East and the Mediterranean.

               (m) Adverse Agreements, Etc. No Loan Party is subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

               (n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

               (o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to the operation of its business, free and clear of all Liens, except Permitted Liens. Except as disclosed in writing to the Agents on the Effective Date, all such properties and assets material to the operation of its business are in good working order and condition, ordinary wear and tear excepted.

                    (ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

               (p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

               (q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

               (r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

               (s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

               (t) Use of Proceeds. The proceeds of the Loans (other than the Term Loan A Conversion Amount) shall be used to (a) prepay indebtedness under the CIT Loan Agreement of USD $2,000,000, (b) pay fees and expenses in connection with the transactions contemplated hereby and (c) fund working capital of the Borrowers. The portion of the Term Loan A constituting the Term Loan A Conversion Amount shall be deemed made hereunder upon conversion thereinto of the existing indebtedness of the Borrowers under the Revolving CIT Loan Agreement in the principal, interest and amounts aggregating $25,762,851.62.

               (u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

               (v) Location of Bank Accounts. Schedule sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

               (w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any

Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

               (x) [Intentionally Omitted].

               (y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

               (z) Employee and Labor Matters. Except as set forth on Schedule 6.01(z), there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

               (aa) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in (to the extent such limitation, modification or change would be adverse to the interests of any Loan Party or the Lenders), the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts (other than “termination at will” provisions in any contract) or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

               (bb) [Intentionally Omitted]

               (cc) [Intentionally Omitted]

               (dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party which is required by law to have such identification number.

               (ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party or any of its divisions or other business units during the past five years.

               (ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for the Vessels and Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

               (gg) Security Interests. Each Security Document creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the (i) recording of the Mortgages and (ii) the filing of (A) the UCC-1 financing statements described in Section 5.01(d)(v), (B) the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (C) the filing with the U.S. Coast Guard of a First Preferred Ship Mortgage or a Second Preferred Ship Mortgage, as the case may be, with respect to each U.S. flagged Eligible Vessel, (D) notarization and registration of pledges created under Mexican law, (E) physical delivery of certificates representing partnership interests in Mexican entities, and registration of the lien on partnership interest in the corresponding registry book and (F) the approval of Pemex Exploración y Producción to any assignment of rights corresponding to contracts to which it is a party, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests or, solely in the case of Second Priority Collateral, second priority security interests subject only to a first priority security interest that is a Permitted Lien, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

               (hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

               (ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

               (jj) Vessels. No Loan Party owns any Vessels other than the Vessels set forth on Schedule V-1.

ARTICLE VII
COVENANTS OF THE LOAN PARTIES

          Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

               (a) Reporting Requirements. Furnish to each Agent and each Lender:

                    (i) upon the upon the earlier of (A) the public filing with the SEC of the Parent’s SEC Form 10-Q and (B) 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end adjustments;

                    (ii) upon the earlier of (A) the public filing with the SEC of the Parent’s SEC Form 10-K and (B) 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

                    (iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end adjustments;

                    (iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in Section 7.03;

                    (v) no later than April 1, 2005, the Financial 2004 Statements together with an auditor’s report thereon without a “going concern” or like qualification or exception;

                    (vi) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

                    (vii) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

                    (viii) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

                    (ix) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

                    (x) promptly upon delivery or receipt or thereof, copies of all material notices that any Loan Party executes or receives in connection with any Material Debt Contract;

                    (xi) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

                    (xii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

                    (xiii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

                    (xiv) [Intentionally Omitted];

                    (xv) as soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of the Parent and its Subsidiaries, a report detailing (i) the flag, the then current location of each of the Vessels, and the then current status (operating or idle) of such Vessel and (ii) which of the Vessels are in dry-dock;

                    (xvi) [Intentionally Omitted];

                    (xvii) as soon as possible and in any event within 3 days after receipt of notice or knowledge by any Loan Party, notice of (i) any arrest of any Vessel or the exercise or purported exercise of any Lien on any Vessel, (ii)any intended deactivation or lay-up of any Vessel, or (iii) any loss of any material certification with respect to any Vessel; and

                    (xviii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

Each Loan Party agrees that their independent certified public accountants are authorized to communicate with the Agents and to release to the Agents whatever financial information concerning the Loan Parties that the Agents reasonably may request. Each Loan Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by any Agent pursuant to or in accordance with this Agreement, and agrees that any Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

               (b) Additional Guaranties and Collateral Security. Cause:

                    (i) each Subsidiary that is or becomes a Significant Subsidiary (whether or not such Subsidiary was in existence on the Effective Date), to execute and deliver to the Collateral Agent promptly and in any event within 10 days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, (E) one or more First Preferred Ship Mortgages creating on the Vessels of such Subsidiary a perfected, first priority lien on such Vessel, and (F) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement, First Preferred Ship Mortgage or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations.

                    (ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 10 days after the formation or acquisition of such Subsidiary or such Subsidiary becoming a Significant Subsidiary, a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers (if such stock powers are valid under the law of incorporation of the corresponding Subsidiary) or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent; and

                    (iii) the Agents to have received within 30 days of the Effective Date the following, each in form and substance satisfactory to the Agents:

                         (A) each Mortgage duly executed by the applicable Loan Party, with respect to each Facility;

                         (B) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

                         (C) a Title Insurance Policy with respect to each Mortgage (excluding the Mortgage on that certain Facility presently owned by Horizon Vessels, Inc., as of the Effective Date, in Port Arthur, Texas);

                         (D) a survey of each Facility, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy (excluding a survey of that certain Facility presently owned by Horizon Vessels, Inc., as of the Effective Date, in Port Arthur, Texas);

                         (E) a copy of each letter issued by the applicable State Governmental Authority, evidencing each Facility’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws; and

                         (F) if requested by the Agents, a satisfactory ASTM 1527-00 Phase I Environmental Site Assessment (“Phase I ESA”) (and, if requested by the Collateral Agent based upon the results of such Phase I ESA an ASTM 1527-00 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm satisfactory to the Collateral Agent.

Failure by the Loan Parties to so perform or cause to be performed the requirements of this Section 7.01(b) with respect to any Subsidiary to which Section 7.01(b) applies shall constitute an Event of Default.

               (c) Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties (except for Permitted Liens), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

                    (ii) Comply with and satisfy all legal requirements of the jurisdiction of each Vessel’s home port, now or hereafter from time to time in effect, in order that such Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Vessel for participation in trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

               (d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

               (e) Keeping of Records and Books of Account. Keep adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

               (f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

               (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

               (h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability and hazard insurance) with respect to its properties (including all Vessels and all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. With respect to any Second Priority Vessel, the Borrowers shall be deemed to be in compliance with this Section 7.01(h) for so long as they are in compliance with the insurance requirements set forth in the first preferred ship mortgage in respect of such Second Priority Vessel.

               (i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

               (j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within ten (10) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could have a Material Adverse Effect; (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender; (vi) maintain and preserve all Environmental Permits necessary to operate, use or occupy each of the Loan Parties’ material businesses, Facilities, operations, properties and assets; (vii) maintain and comply with all financial assurance requirements under RCRA (if applicable) and any similar applicable Environmental Law, as specifically set forth but not limited to 40 C.F.R. 264 and 265, necessary to operate, use or occupy each of the Loan Parties’ businesses, Facilities, operations, properties and assets; (viii) comply with all applicable writs, orders, consent decrees, judgments, injunctions, written communications by any Governmental Authority, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws; (ix) provide the Agents with prompt written notice in the event the Loan Parties is required to spend more than $500,000 individually or $2,000,000 in the aggregate to comply with any Environmental Laws that have been promulgated and enacted by a Governmental Authority throughout the term of this Agreement; and (x) file and submit truthful and complete representations, including, without limitation, applications, warranty statements and accompanying materials provided in support of such representations, submitted by the Loan Party to obtain insurance.

               (k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority (or, solely as to Second Priority Collateral, second priority) Liens or any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, provided that, if this authorization was not sufficient under the applicable laws, the corresponding Loan Party shall grant powers of attorney to the individuals designated by the Collateral Agent, under the terms that the Collateral Agent may indicate, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

               (l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days’ prior written notice of any change in the location of any Collateral (other than Vessels), other than to locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

               (m) [Intentionally Omitted].

               (n) Subordination. Cause, at the discretion of the Collateral Agent, all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

               (o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, or (y)

requiring the payment of annual rent exceeding in the aggregate $36,000 in the case of leasehold interest, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of a leasehold, a leasehold Mortgage or landlord’s waiver. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

               (p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

               (q) [Intentionally Omitted].

               (r) Vessel Covenants. Maintain a current U.S. Coast Guard Certificate of Documentation and a current U.S. Coast Guard Certificate of Inspection for each Vessel identified on Schedule V-1 as a U.S. flagged Vessel or, solely in the case of Vessels known as the “Cajun Horizon” and the “Gulf Horizon,” cause such Vessel to have a current U.S. Coast Guard Certificate of Inspection prior to such Vessel being placed back into service. Comply with (i) all U.S. Coast Guard requirements and American Bureau of Shipping requirements for the type of service each Vessel is engaged in, (ii) all manning requirements of each Vessel, and (iii) all requirements of the protection and indemnity and hull underwriters as is necessary to ensure full insurance coverage of each Vessel. Promptly, satisfy all maritime Liens, other than Liens created pursuant to the First Preferred Ship Mortgages or, solely in the case of Second Priority Vessels, the Second Preferred Ship Mortgages and any other Permitted Liens.

               (s) [Intentionally Omitted].

               (t) [Intentionally Omitted].

               (u) New Vessels. Upon the acquisition by a Loan Party of any Vessel, such Loan Party will execute and deliver to the Collateral Agent, for the benefit of the Agents and the Lenders (a) a First Preferred Ship Mortgage granting a security interest in such Vessel to secure the Obligations and (b) such evidence of corporate authority to enter into such First Preferred Ship Mortgage as the Collateral Agent may reasonably request.

          Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

               (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

               (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

               (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

                    (i) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 60 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

                    (ii) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that, the Net Cash Proceeds of such Dispositions (x) in the case of clauses (B) and (C) above, do not exceed $750,000 in the aggregate in any twelve-month period and (y) in all cases, are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c).

               (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

               (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by any Loan Party to its Subsidiaries and by any Subsidiaries of any Loan Party (other than the Parent) to such Loan Party, made in the ordinary course of business and not exceeding in the aggregate for all Loan Parties and their Subsidiaries at any one time outstanding $250,000, (iii) Contingent Obligations of the Loan Parties to the extent such Contingent Obligations relate to Permitted Indebtedness, and (iv) Permitted Investments.

               (f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $500,000, (B) Operating Lease Obligations (other than Operating Lease Obligations incurred with respect to Vessels and the contracts being performed with the Vessels) which would not cause the aggregate amount of all Operating Lease Obligations (other than Operating Lease Obligations incurred with respect to Vessels and the contracts being performed with the Vessels) owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $500,000, and (C) Operating Lease Obligations incurred with respect to Vessels and the contracts being performed with the Vessels in the ordinary course of business.

               (g) [Intentionally Omitted].

               (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any Subsidiary thereof or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party or any Subsidiary thereof, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Loan Party may pay dividends to the Parent (1) in amounts necessary to pay customary expenses of the Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (2) in amounts necessary to pay taxes when due and owing by the Parent, (B) any Subsidiary of any Borrower (other than the Parent) may pay dividends to such Borrower, and (C) the Parent may pay dividends in the form of common Capital Stock, provided that, in each case of clauses (A) through (C) above, at the election of the Collateral Agent, which the Collateral Agent may and, upon the direction of the Required Lenders, shall make by notice to the Administrative Borrower, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment.

               (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

               (j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and (iv) transactions with the holders of the Subordinated Note Debt and the Preferred Stock (Series A) in connection with the Recapitalization Agreement.

               (k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

                    (A) this Agreement and the other Loan Documents;

                    (B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

                    (C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

                    (D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

                    (E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

               (l) Limitation on Issuance of Capital Stock. Except for issuances of Capital Stock by the Parent pursuant to the Recapitalization Agreement, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

               (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness (including any Material Debt Contract) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its

Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have a Material Adverse Effect or (v) make any final balloon payment of any Indebtedness set forth on Schedule 7.02(b), provided that, such final balloon payments may be made if no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such cash payment.

               (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

               (o) [Intentionally Omitted].

               (p) Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien.

               (q) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

               (r) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

               (s) Certain Agreements. Except as expressly permitted under this Agreement, agree to any amendment or other change to or waiver of any of its rights under any Material Debt Contract to the extent any such amendments, changes or waivers would be materially adverse to the Loan Parties, the Agents or the Lenders.

               (t) Maritime Industry Standards. (i) Permit any Vessel to be used for any illegal purpose or to commence or continue a voyage in unseaworthy condition, (ii) change the flag, class, ownership, management or control of any Vessel, (iii) cause or allow any Vessel to be operated in any area not covered by the insurance policies required under this Agreement or the other Loan Documents or in any country for which exports or transactions are subject to specific restrictions under United States export laws, (iv) cause or allow any Vessel to be bareboat chartered to any Person (except a U.S. Affiliate for use in United States waters only) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), (v) cause or allow any change in the physical characteristics of any Vessel that would, in the reasonable judgment of the Required Lenders, materially interfere with the suitability of such Vessel for normal commercial offshore construction operations without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), (vi) charter any Vessel to, or permit the Vessel to serve under any contract with, a Person included within the definition of “national” of a “designated foreign country,” or “specially designated national” of a “designated foreign country,” in the Foreign Assets Control Regulations or the Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R. Parts 500 and 515, in each case as amended, or engage in any transaction that violates any provision of the Iranian Transactions Regulations, 31 C.F.R. Part 560, as amended, the Foreign Funds Control Regulations, 31 C.F.R. Part 520, as amended, the Transaction Control Regulations, 31 C.F.R. Part 505, as amended, the Haitian Transaction Regulations, 31 C.F.R. Part 580, as amended, the Foreign Assets Control Regulations, 31 C.F.R. Part 500, as amended, or Executive Orders 12810 and 12831 if such transaction or violation would (A) expose the Agents or any Lender to any penalty, sanction or investigation or (B) jeopardize the Lien created by the First Preferred Ship Mortgages or Second Preferred Ship Mortgages (as the case may be) or (C) might reasonably be expected to have a material adverse effect on the Loan Parties or the operation of the Vessels, or call at a Cuban port to load or discharge cargo or to effect repairs on the Vessels, provided that, this sub-clause (vi) shall not be applicable with regard to the Loan Parties incorporated under the laws of the United Mexican States, (vii) abandon any Vessel in a port outside the United States, (viii) engage in any unlawful trade or violate any law or carry any cargo that shall expose any Vessel to forfeiture or capture, or (ix) operate any Vessel in any jurisdiction or in any manner which could cause the Lien created by the applicable First Preferred Ship Mortgage or Second Preferred Ship Mortgage to be rendered unenforceable or the Collateral Agent’s foreclosure or enforcement rights to be materially impaired or hindered, or remove any First Priority Vessel from the jurisdiction where same is located as of the date of this Agreement, and relocate or operate same in any other jurisdiction without the prior written notice and written consent of the Collateral Agent, or relocate any Second Priority Vessel to another jurisdiction without prompt written notice to the Collateral Agent.

               (u) Settlement of the Pemex Claim. Permit ECH or any other Loan Party to settle the Pemex Claim without the consent of the Required Lenders.

          Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

               (a) Permit the Current Ratio of the Parent as of the last day of any fiscal quarter to be less than 1.10 to 1 for the period ending March 31, 2005 and each period thereafter.

               (b) Permit the Tangible Net Worth of the Parent and its Subsidiaries as of the last day of any fiscal quarter to be in an amount less than the sum of (a) $110,000,000, plus (b) seventy-five percent (75%) of Net Income for each fiscal quarter of the Parent and its Subsidiaries which has been completed after the Effective Date as of the date of calculation, provided, however, that in the event that Net Income of the Parent and its Subsidiaries is not greater than zero for any such fiscal quarter, an amount equal to zero shall be added to the calculation of Tangible Net Worth for such fiscal quarter, plus (c) ninety percent (90%) of the net proceeds of any Common Stock or other equity issued (other than pursuant to the Recapitalization Agreement) by the Parent or any of its Subsidiaries after December 31, 2004. The calculation will exclude the cumulative impact of the paid-in-kind interest related to the Subordinated Indebtedness from both the covenant hurdle and the Parent’s calculated Tangible Net Worth. Tangible Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of the Parent, commencing with the fiscal quarter ending March 31, 2005.

               (c) Permit the Fixed Charge Coverage Ratio of the Parent as of the last day of any fiscal quarter to be less than: (a) 1.33 to 1 for the nine-month period ending March 31, 2005; and (b) 1.33 to 1 for each period thereafter on a rolling four (4) quarter basis.

               (d) For the three-month period ending March 31, 2005, permit EBITDAR of the Parent to be negative.

ARTICLE VIII
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

          Section 8.01 Collection of Accounts Receivable; Management of Collateral.

               (a) After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, which notice shall comply with any applicable legal requirements, and thereafter the Collateral Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto, upon compliance with mandatory legal procedures, if required under the applicable laws. The Loan Parties shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 7.02(a).

               (b) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. The aforementioned covenant shall not be applicable with regard to the Loan Parties incorporated in the United Mexican States, provided, however, that at the request of the Collateral Agent, the Loan Parties incorporated under the laws of the United Mexican States shall grant a power of attorney to the individuals designated by the Collateral Agent, and in the terms requested by the Collateral Agent in accordance with Mexican law. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

               (c) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

               (d) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties’ account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

               (e) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

          Section 8.02 Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties’ industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties’ customers’ credit, the Loan Parties will promptly advise the Agents thereof.

          Section 8.03 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX
EVENTS OF DEFAULT

          Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

               (a) any Borrower shall fail to pay any principal of or interest on any Loan, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and, solely in the case of a failure to pay interest, such failure shall continue for three (3) Business Days after the date when due;

               (b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

               (c) any Loan Party shall fail to perform or comply with (i) any covenant or agreement contained in Section 7.01(a), (e), (f), (g), (i), (j), (k), (l), (o), or (u) of this Agreement and such failure shall remain uncured for a period of five (5) Business Days, (ii) any other covenant or agreement contained in ARTICLE VII or ARTICLE VIII, or (iii) any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any First Preferred Ship Mortgage or Second Preferred Ship Mortgage to which it is a party, any Pledge Agreement to which it is a party, any Mortgage to which it is a party, or any other Security Document to which it is a party;

               (d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 20 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

               (e) any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $100,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

               (f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

               (g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

               (h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

               (i) any Security Agreement, any First Preferred Ship Mortgage, any Second Preferred Ship Mortgage, any Pledge Agreement, any Mortgage or any other Security Document, after delivery thereof pursuant hereto and with respect to the Mexican Security Documents, after the required notarization, registration or the approval of third parties under the applicable laws, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

               (j) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party and such failure shall remain uncured for a period of thirty (30) days;

               (k) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $300,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect;

provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

               (l) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

               (m) any uninsured damage to, or loss, theft or destruction of any Collateral in excess of $5 million;

               (n) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities of any Loan Party, and such curtailment of revenue producing activities by such Loan Party materially and adversely affects the ability of the Parent and its Subsidiaries to continue their business as a going concern;

               (o) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of the Parent and its Subsidiaries to continue their business as a going concern;

               (p) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party and such loss, suspension or revocation of, or failure to renew such license or permit by such Loan Party materially and adversely affects the ability of the Parent and its Subsidiaries to continue their business as a going concern;

               (q) the indictment, or the threatened indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

               (r) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $200,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000;

               (s) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

               (t) any Loan Party shall be liable for any uninsured Environmental Liabilities and Costs in excess of $5 million;

               (u) an Event of Default (as defined in the GE (Tenn.) Loan Agreement shall occur and be continuing under the GE (Tenn.) Loan Agreement;

               (v) an Event of Default (as defined in the GE Loan Agreement) shall occur and be continuing under the GE Loan Agreement;

               (w) an Event of Default (as defined in the CIT Loan Agreement) shall occur and be continuing under the CIT Loan Agreement; or

               (x) an Event of Default (as defined in the Subordinated Note Debt Documents) shall occur and be continuing under the Subordinated Note Debt Documents;

          then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon (including any accrued interest not yet capitalized pursuant to Section 2.04(a) or Section 2.04(b)), all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X
AGENTS

          Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that, the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vi) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (vii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law. Each Lender hereby authorizes the Collateral Agent to enter into the Intercreditor Agreements on behalf of each such Lender.

          Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial

Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

          Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

          Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

          Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

          Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders,” “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

          Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

               (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

               (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

          Section 10.08 Collateral Matters.

               (a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon payment and satisfaction of all Loans and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(a).

               (b) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(a)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(a). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

               (c) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

          Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI
GUARANTY

          Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing to the maximum extent permitted by law, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.

          Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto to the maximum extent that this covenant may be valid and enforceable vis à vis each Loan Party. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. To the maximum extent permitted by law, the liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

               (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

               (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

               (d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

               (e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

               (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

          Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor, to the extent that this waiver is permitted by law. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          Section 11.04 Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments or its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

          Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

          Section 11.06 Intercompany Indebtedness. (a) Each Loan Party covenants and agrees that the payment of any indebtedness and all obligations and liabilities owing by any Loan Party in favor of any other Loan Party, whether now existing or hereafter incurred (collectively, the “Intercompany Obligations”) is subordinated, to the extent and in the manner provided in this Section 11.06, to the prior payment in full of all Obligations owed or hereafter owing to Agents and Lenders by the Loan Parties and that such subordination is for the benefit of each Agent for itself and Lenders.

               (b) Each Loan Party hereby (i) authorizes Agents on behalf of Lenders to demand specific performance of the terms of this Section 11.06 at any time when any Loan Party shall have failed to comply with any provisions of this Section 11.06 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

               (c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                    (i) Agents and Lenders shall first be entitled to receive payment in full in cash of the Obligations before any Loan Party is entitled to receive any payment on account of the Intercompany Obligations.

                    (ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which any other Loan Party would be entitled except for the provisions of this Section 11.06(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Administrative Agent for the benefit of the Lenders in the manner set forth herein, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Administrative Agent for itself and Lenders.

                    (iii) In the event that notwithstanding the foregoing provisions of this Section 11.06(c), any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, shall be received by any other Loan Party on account of any Intercompany Obligations before all Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Administrative Agent for itself and Lenders for application to the payment of the Obligations until all of the Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Administrative Agent for itself and Lenders.

               (d) No right of Agents, any Lender or any other present or future holders of the Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any Loan Party, or by any noncompliance by any Loan Party with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Loan Party may have or be otherwise charged with.

               (e) So long as no Event of Default shall have occurred and be continuing, each Loan Party may make, and each other Loan Party shall be entitled to accept and receive, payments on account of the Intercompany Obligations in the ordinary course of business. Upon the occurrence of any Event of Default, and until such Event of Default is cured or waived, each Loan Party shall not make, and each other Loan Party shall not accept or receive, any payment on the Intercompany Obligations.

ARTICLE XII
MISCELLANEOUS

          Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
Attention: Chief Financial Officer
Telephone: 713-361-2600
Telecopier: 713-361-2690

with a copy to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170
Attention: William B. Masters, Esq.
Telephone: 504-582-8000
Telecopier: 504-582-8010

if to the Administrative Agent, to it at the following address:

Manchester Securities Corp.
712 5th Avenue, 36th Floor
New York, New York 10019
Attention: Elliot Greenberg
Telephone: 212-506-2999
Telecopier: 212-586-9429

if to the Collateral Agent, to it at the following address:

Manchester Securities Corp.
712 5th Avenue, 36th Floor
New York, New York 10019
Attention: Elliot Greenberg
Telephone: 212-506-2999
Telecopier: 212-586-9429

in each case, with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Attention: James (Jim) L. Rice III, Esq.
Telephone: 713-220-5800
Telecopier: 713-236-0822

          or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, (iii) if sent by Federal Express, the express mail service of the U.S. Postal Service or other equivalent overnight or expedited delivery service with delivery charges prepaid and having been properly addressed to addressee thereof, 24 hours after delivery to such overnight or expedited delivery service, or (iv) if delivered, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.

          Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iii) amend the definition of “Required Lenders” or “Pro Rata Share”, (iv) amend, modify or waive Section 4.03 or this Section 12.02 of this Agreement, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

          Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

          Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

          Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender, provided that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

          Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 12.07 Assignments and Participations.

               (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

               (b) Each Lender may (x) with the written consent of the Collateral Agent, which consent shall not be unreasonably withheld or delayed, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan A Commitment and any Term Loan A made by it and (y) with the written consent of each Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan B Commitment and the Term Loan B made by it; provided, however, that, (i) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund) and (ii) no written consent of the Collateral Agent or the Administrative Agent shall be required (1) in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund without delivering an Assignment and Acceptance to the Agents or to the Borrowers (a “Related Party Assignment”); provided, however, that (i) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (ii) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (iii) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (iv) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance.

               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

               (d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans and stated interest thereon (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Borrowers.

               (e) Upon receipt by the Administrative Agent of an Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

               (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan or the Related Party Register (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

               (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrowers on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

               (h) Any non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).

               (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08, Section 2.09, Section 2.10 and Section 4.04 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

          Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

          Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

          Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT FOR THE MEXICAN SECURITY DOCUMENTS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY (EXCEPT FOR THE LOAN PARTIES INCORPORATED UNDER THE LAWS OF THE UNITED MEXICAN STATES) HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY

LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

          Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

          Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

          Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

          Section 12.15 Indemnification.

               (a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any

Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

               (b) Environmental Indemnity. Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

               (c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

          Section 12.16 Horizon Offshore, Inc. as Agent for Borrowers. Each Borrower hereby irrevocably appoints Horizon Offshore, Inc. as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

          Section 12.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Term Loan A Closing Fee, the Loan Servicing Fee and the Term Loan B Closing Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

          Section 12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

          Section 12.19 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such

Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

          For purposes of this Section 12.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

          The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

          Section 12.20 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20. Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that, each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

          Section 12.21 Amendments to Original Vessel Mortgages and Security Interests. The Borrowers, the Agents and the Lenders acknowledge that certain provisions of the Original Vessel Mortgages and Security Interests are being amended, modified and restated in connection with this Agreement.

          Section 12.22 Documents Evidence the Same Indebtedness. This Agreement and the Loan Documents together evidence, in part, the same Indebtedness heretofore evidenced by, and this Agreement and the Loan Documents together amend and restate in their entirety, the Revolving CIT Loan Agreement and the related documents incident thereto, including the Original Vessel Mortgages and Security Interests; provided that, this Agreement and the Loan Documents shall not be construed to evidence a payment and readvance of the loan principal, interest and other sums, if any, heretofore evidenced by the Revolving CIT Loan Agreement and related documents incident thereto, it being the intention of the Borrowers, and by their acceptance hereof, the Agent and the Lenders, that all such documents evidence, in part, the same Indebtedness.

          Section 12.23 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. That certain Commitment Letter dated March 16, 2005 by and between the Parent and Manchester is void and superceded hereby in its entirety and is of no force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS: HORIZON OFFSHORE, INC., a Delaware corporation
By:
Name:
Title:

HORIZON VESSELS, INC., a Delaware corporation
By:
Name:
Title:

HORIZON OFFSHORE CONTRACTORS, INC., a Delaware corporation
By:
Name:
Title:

GUARANTORS: ECH OFFSHORE, S. DE R.L. DE C.V., a company organized under the laws of Mexico
By:
Name:
Title:

HORIZON VESSELS INTERNATIONAL, LTD., a company organized under the laws of the Cayman Islands
By:
Name:
Title:

[Financing Agreement]

HOC OFFSHORE, S. DE R.L. DE C.V., a company organized under the laws of Mexico
By:
Name:
Title:

HORIZEN L.L.C., a Delaware limited liability company
By:
Name:
Title:

PROGRESSIVE PIPELINE CONTRACTORS, INC., a Delaware corporation
By:
Name:
Title:

AFFILIATED MARINE CONTRACTORS, INC., a Delaware corporation
By:
Name:
Title:

FLEET PIPELINE SERVICES, INC., a Delaware corporation
By:
Name:
Title:

[Financing Agreement]

HORIZON MARINE CONSTRUCTION LTD., a company organized under the laws of the Cayman Islands
By:
Name:
Title:

BAYOU MARINE CONTRACTORS, INC., a Delaware corporation
By:
Name:
Title:

GULF OFFSHORE CONSTRUCTION, INC., a Delaware corporation
By:
Name:
Title:

COLLATERAL AGENT, ADMINISTRATIVE AGENT, MASTER ASSIGNEE AND LENDER: MANCHESTER SECURITIES CORP., a New York corporation
By:
Name:
Title:

[Financing Agreement]

LENDERS: MANCHESTER SECURITIES CORP.
By:
Name:
Title:

FALCON MEZZANINE PARTNERS, LP
By:	Falcon Mezzanine Investments, LLC, its
General Partner

By:
Name:
Title:

LANGLEY PARTNERS, L.P.
By:	Langley Capital, LLC,
as General Partner

By:
	Name:	Jeffrey Thorp
	Title:	Managing Member

SACC PARTNERS, LP
By:
	Name:	Tom Kelleher
	Title:	General Partner

B. RILEY & CO. PROFIT SHARING, INC.
By:
	Name:	Bryant Riley
	Title:	Trustee

[Financing Agreement]

B. RILEY & CO., INC.
By:
	Name:	Bryant Riley
	Title:	Chairman

LLOYD I. MILLER
By:
	Name:	Lloyd I. Miller
in his individual capacity

HIGHLAND CRUSADER OFFSHORE PARTNERS
By:
Name:
Title:

BRYANT AND CARLEEN RILEY
By:
	Name:	Bryant Riley
in his capacity as joint tenant with right of survivorship

By:
	Name:	Carleen Riley
in her capacity as joint tenant with right of survivorship

HEDGEHOG CAPITAL
By:
Name:
Title:

[Financing Agreement]

CONUS PARTNERS
By:
Name:
Title:

THE CONUS FUND, L.P.
By:
Name:
Title:

EAST HUDSON INC. (BVI)
By:
Name:
Title:

THE CONUS FUND OFFSHORE LIMITED
By:
Name:
Title:

THE CONUS FUND (QP), L.P.
By:
Name:
Title:

[Financing Agreement]

EXECUTION COPY

FINANCING AGREEMENT

Dated as of March 31, 2005

by and among

EACH SUBSIDIARY OF HORIZON OFFSHORE, INC. LISTED
AS A BORROWER ON THE SIGNATURE PAGES HERETO,
as Borrowers,

HORIZON OFFSHORE, INC. AND EACH OF ITS SUBSIDIARIES
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

MANCHESTER SECURITIES CORP.,
as Collateral Agent and Administrative Agent

i

  ii

SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Existing Credit Facilities/Existing Lenders
Schedule V-1	Vessels
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(z)	Employee and Labor Matters
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Locations of Collateral
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	[Intentionally Omitted]
Exhibit E	[Intentionally Omitted]
Exhibit F	Form of Opinion of Counsel
Exhibit G	[Intentionally Omitted]
Exhibit H	Form of Assignment and Acceptance
Exhibit I	[Intentionally Omitted]
Exhibit J	[Intentionally Omitted]

 iii